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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 7, 2002

California Coastal Communities, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-17189 (Commission File Number)	02-0426634 (I.R.S. Employer Identification No.)
6 Executive Circle, Suite 250, Irvine, California (Address of principal executive offices)	92614 (Zip Code)

(949) 250-7700
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address,
if Changed Since Last Report)

Item 9.    Regulation FD Disclosure.

        On November 7, 2002, the Registrant issued the following press release:

Contact:	Raymond J. Pacini Chief Executive Officer 949-250-7781	November 7, 2002

CALC Reports Third Quarter Results, Update of Litigation Process
and Voter Approval of Bond Initiative

        IRVINE, California—California Coastal Communities, Inc. (NASDAQ:CALC) reported break-even results for the three months ended September 30, 2002. The third quarter results reflect gross operating profit of $600,000 from deliveries of 19 homes at the Company's homebuilding projects in Yucaipa and North Corona, California. In addition, the results reflect $200,000 of income from unconsolidated joint ventures. These income items were partially offset by $200,000 of selling, general and administrative expenses, $300,000 of other expense and $200,000 in income tax expense. The selling, general and administrative expenses for the quarter are lower than normal due to the reversal of $300,000 of prior period expense as required by variable accounting for stock options when the market price of the Company's stock falls below the exercise price of the stock options. The other expense primarily reflects holding and other period costs for the Company's Bolsa Chica project. The income tax expense resulted from an increase in the deferred income tax asset valuation allowance due to a California state tax law change which imposed a moratorium on utilization of NOLs during 2002 and 2003, partially offset by a reduction in reserves for estimated state income tax liabilities for prior years.

        The recent quarter's break-even operations were not as favorable as operations for the third quarter of 2001, when the Company had net income of $1.0 million, or $.10 per share, primarily due to $1.5 million of gross operating profit from delivery of 30 homes and income of $1.0 million from the unconsolidated Fairbanks Highlands joint venture. The prior period also reflects a $700,000 income tax provision and selling, general and administrative expenses of $600,000.

        The Company reported $5.2 million in revenues for the third quarter of 2002 from 11 Yucaipa and eight North Corona home deliveries, as compared to $7.4 million in revenues from 22 home deliveries from the Escondido and Yucaipa projects for the comparable 2001 period. The current quarter gross margin of 12%, which reflects sales at the Yucaipa and North Corona projects, is lower than the prior period margin of 20%, which primarily reflected sales at the Escondido and Yucaipa projects, due to the relatively lower basis of the Escondido land.

        The Company also reported net income of $1.6 million, or $.16 per share—basic, for the first nine months of 2002. These results reflect $1.5 million of gross operating profit from delivery of 50 homes, income of $800,000 from the Company's unconsolidated joint ventures, other income of $300,000, and a $1.3 million income tax benefit, all partially offset by $2.1 million of selling, general and administrative expenses. The other income primarily resulted from $1.2 million of gains on sales of short-term investments, largely offset by period costs for the Bolsa Chica project. The income tax benefit includes a benefit from a $1.4 million reduction in reserves for estimated state income tax liabilities for prior years.

        The operations for the first nine months of 2002 are less profitable than the comparable period of 2001 when the Company reported net income of $6.5 million, or $.64 per share. For the first nine months of 2001, the Company reported gross operating profit of $5.4 million, reflecting the delivery of 72 homes at the Company's homebuilding projects. Results for the first nine months of last year also reflect $2.7 million of income from unconsolidated joint ventures, an $800,000 income tax benefit and $2.3 million of selling, general and administrative expenses. The income tax benefit includes a $3.2 million benefit from reduction in reserves for estimated state income tax liabilities for prior years, which was partially offset by approximately $300,000 of current tax and a $2.1 million deferred income tax provision.

        The Company reported $13.2 million in revenues for the first nine months of 2002, reflecting the delivery of 50 homes at the Company's homebuilding projects, as compared to $32.7 million in revenues during the first nine months of 2001, which reflects the delivery of 72 homes. The decrease in the average price of homes sold from $454,000 in the first nine months of 2001 to $264,000 in the first nine months of 2002 reflects the lower price ranges commanded by the "Inland Empire" (Riverside and San Bernardino counties) in comparison to Orange County and San Diego County. The gross margin for the first nine months of 2002 was 11%, reflecting the aggregate margin on the Yucaipa and North Corona projects, as compared to the gross margin of 17% for the prior year's first nine months, reflecting home deliveries at the Sandover, Rancho San Pasqual and Yucaipa projects. The 12% gross margin for the third quarter of 2002 is comparable to the 11% gross margin for the first nine months of 2002, as both reflect a mix of home closings at the North Corona and Yucaipa projects.

        As of September 30, 2002, the Company had internally financed approximately $16 million of net investments in homebuilding projects in the Inland Empire. These projects are expected to generate approximately $20 million of positive cash flows during the next 24 months, based on present economic conditions and market assumptions.

        The nature of the Company's business, including its limited inventory of buildable lots, is such that the timing of home closings at individual projects often causes significant fluctuations in operating results from quarter to quarter and from year to year. All three of the Company's active homebuilding projects are located in the "Inland Empire" area of southern California, which includes Riverside and San Bernardino counties. The Inland Empire has experienced significant population and job growth in the past decade. While continued growth is expected, partially due to the limited supply of affordably priced housing in coastal areas such as Orange County, there can be no assurance that economic, demographic or other factors will not slow, diminish or cause such growth to discontinue. The Company is continuing to pursue lot acquisition opportunities throughout southern California.

        The 208-acre Bolsa Chica mesa, which overlooks the Pacific Ocean, is the Company's principal asset, representing 83% of total assets at September 30, 2002. It has required and continues to require significant investments for entitlement and land development activities. As reported on July 23, 2002, Orange County's Board of Supervisors upheld the Planning Commission's approval of the Company's site plan for development of 379 single-family homes on the upper mesa of the Company's Bolsa Chica property. The development plan will also require approval by the California Coastal Commission. The Company currently expects to present this plan to the Coastal Commission early next year.

        The Company filed a writ of mandate in January 2001 challenging the Coastal Commission's November 2000 decision that the lower mesa of the Company's Bolsa Chica property not be developed. The complaint also includes causes of action for violation of the Company's constitutional rights of equal protection and due process, and for a public taking of its private property without compensation in contravention of the U.S. and California Constitutions. After overcoming various legal challenges brought by the Coastal Commission, the court held a hearing on the writ of mandate on October 23 and 24, 2002. The court continued the hearing until November 19, 2002 when additional arguments will be heard. A judgment on the writ of mandate action is expected to be rendered within 90 days of the November hearing. However, there can be no assurance that further delays will not be encountered and due to the uncertainty of the litigation process, the Company cannot predict how long it will take to fully pursue its claims, or the probability for success.

        The Bolsa Chica Land Trust and other environmental groups have periodically suggested that the Company consider selling the Bolsa Chica Mesa to a nonprofit corporation or the State of California. Historically, there has been no source of funding to finance such a transaction. However, on November 5, 2002 a $3.4 billion bond measure on California's ballot known as Proposition 50 and entitled the "Water Quality, Supply and Safe Drinking Water Projects. Coastal Wetlands Purchase and Protection. Bonds." was approved by the voters. The bond initiative includes an unquantified line item for the State of California to pursue the acquisition of all or a part of the Bolsa Chica Mesa. The Company is in the process of evaluating the feasibility of this potential alternative. Although the bond measure was approved by the voters, there can be no assurances that the Company will ever receive an offer from the State for the Bolsa Chica Mesa; reach a mutually acceptable agreement on price and terms; or that a sale transaction will ever be completed.

        The Company is a residential land development and homebuilding company operating in Southern California. The Company's principal subsidiaries are Signal Landmark and Hearthside Homes, Inc. Signal Landmark owns 208 acres on the Bolsa Chica mesa, which overlooks the Pacific Ocean and the Bolsa Chica wetlands in Orange County, CA, along with an additional 100 acres on the Huntington mesa at Bolsa Chica. Hearthside Homes is currently building 86 homes in the Chapman Heights master-planned golf-course community in Yucaipa, CA, 176 homes in the Providence Ranch community in Riverside County, CA, and 84 homes in the Victoria Grove community in Riverside County.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

        Certain of the foregoing information contains forward-looking statements that relate to future events or the Company's future financial performance. These statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential", "continue", or the negative of such terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about the Company's plans, objectives, goals, expectations and intentions, the number and types of homes and number of acres of land that the Company may develop and sell, the timing and outcomes of any such development, the timing and outcomes of litigation, regulatory approval processes or administrative proceedings (including, but not limited to ongoing litigation and administrative proceedings in the Coastal Commission Lawsuit related to the Company's principal asset, the Bolsa Chica Mesa), cash flows or sales, the Company's ability to acquire residential lots in order to continue homebuilding operations, the possible negotiation of a sale transaction with the State of California, and other statements contained herein that are not historical facts.

***TABLES FOLLOW***

CALIFORNIA COASTAL COMMUNITIES, INC

STATEMENT OF OPERATIONS

(in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001
Revenues	$5.2	$7.4	$13.2	$32.7
Costs of sales	4.6	5.9	11.7	27.3

Gross operating profit	.6	1.5	1.5	5.4
Selling, general and administrative expenses	.2	.6	2.1	2.3
Interest expense	.1	.1	.2	.2
Income from unconsolidated joint ventures	(.2)	(1.0)	(.8)	(2.7)
Other (income) expense, net	.3	.1	(.3)	(.1)

Income before income taxes	.2	1.7	.3	5.7
Provision (benefit) for income taxes (a)	.2	.7	(1.3)	(.8)

Net income	$—	$1.0	$1.6	$6.5

Earnings per common share-basic	$—	$.10	$.16	$.64

Earnings per common share-diluted	$—	$.10	$.15	$.64

Weighted average common shares outstanding-basic	10.1	10.1	10.1	10.1

Weighted average common shares outstanding-diluted	10.1	10.1	10.8	10.1

(a)
The provision (benefit) for income taxes reflects reductions in reserves of $0.1 million, $0, $1.4 million and $3.2 million, respectively, for the three months ended September 30, 2002 and 2001 and the nine months ended September 30, 2002 and 2001.

CALIFORNIA COASTAL COMMUNITIES, INC.

BALANCE SHEETS

(in millions, except per share amounts)

	December 31,	September 30,
	2001	2002
ASSETS
Cash and cash equivalents	$8.7	$7.6
Short-term investments—available for sale	7.5	—
Restricted cash equivalents	1.5	—
Real estate held for current development or sale	14.0	21.4
Land held for future development	147.3	151.3
Other assets	1.4	1.4

Total Assets	$180.4	$181.7

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued liabilities	$3.1	$3.8
Project debt	3.1	6.3
Other liabilities	15.2	11.6

Total liabilities	21.4	21.7
Stockholders' equity (a)	159.0	160.0

	$180.4	$181.7

Shares outstanding (b)	10.1	10.1
Book value per share (b)	$15.74	$15.84

(a)
Increase primarily reflects net income of $1.6 million and the recognition of $700,000 in tax benefits from reductions in the deferred tax asset valuation allowances on pre-Reorganization tax loss carryforwards. These items were partially offset by $1.3 million of other comprehensive loss related to a reclassification adjustment for gains on sales of short-term investments included in net income.

(b)
Does not reflect potential exercise of outstanding stock options to purchase 754,996 shares.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

California Coastal Communities, Inc.
Date: November 7, 2002	By:	/s/ RAYMOND J. PACINI Raymond J. Pacini Chief Executive Officer

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  Item 9. Regulation FD Disclosure.
SIGNATURES